                                                                       EXHIBIT 6

                                ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this "Agreement"), made and entered into as of the 16th day of August, 2000, (the "Effective Date"), by and among CityXpress.Com Corp., a Florida corporation, and its wholly-owned subsidiaries Xceedx Technologies Inc. and Welcome To Search Engine Inc., corporations organized under the laws of the province of British Columbia, Canada (the "Licensors"), Lee Enterprises, Incorporated, a Delaware corporation (the "Licensee") and Fort Knox Escrow Services, Inc. ("Escrow Agent").

                                    RECITALS

A.  Licensors and Licensee are parties to a certain Loan and Security
Agreement, dated August 16, 2000, (together with any and all amendments now or hereafter made thereto, hereinafter called the "Loan Agreement"), which provides for (1) Licensee from time to time to extend credit to or for the account of Licensors and (2) the grant by Property therein, Licensors and Licensees are also parties to a certain Collateral License Agreement dated August 16, 2000, referred to herein as the "Collateral License Agreement", which grants Licensee certain rights in respect of the Collateral.

B. Licensee has required the execution of this Escrow Agreement as a condition of advancing loans to Licensors under the Loan Agreement.

C. Escrow Agent is willing to accept the Escrow required herein on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following:

                              TERMS AND CONDITIONS

                                   SECTION 1
                                  DEFINITIONS

1.1 INCORPORATION OF LOAN AGREEMENT. The Loan Agreement and their terms and provisions thereof are hereby Incorporated herein in their entirety by this reference. Terms used herein that are not defined in this Agreement shall have the meanings ascribed to them in the Loan Agreement.

1.2 SOURCE CODE. "Source Code" refers to humanly readable computer programming code for the Collateral as defined in the Loan Agreement.

1.3 DEPOSIT; DEPOSITED MATERIALS. The Deposit (also sometimes referred to as the "Deposited Materials") shall consist of a copy of current version of the Source Code, and shall include all Updates delivered to the Escrow Agent from time to time pursuant to this Agreement, plus any pertinent commentary or explanation that may be necessary to render the Source Code understandable and useable by a trained computer-programming expert. The Source Code shall include system documentation, statements of principles of operation, and schematics, all as necessary or useful for the effective understanding and use of the Source Code, Insofar as the "development environment" employed by Licensors for the development, maintenance, and implementation of the Source Code includes any device programming, or documentation not commercially available to the Licensee on reasonable terms through readily known sources other than the Licensors, the Source Code shall include all such devices, programming, or documentation. The foregoing reference to such "development environment" is intended to apply to any programs, including compilers, "workbenches," tools, and higher-level (or "proprietary") languages, used by the Licensors for the development, maintenance, and implementation of the source code corresponding to the collateral. Finally, a listing of commercially available compilers, workbenches, tools and higher-level languages used by Licensors for the development, maintenance and implementation of the source code corresponding to the Collateral shall also comprise part of the Deposit.

1.4 UPDATES. An Update is a copy of the current Source Code version of each modification or revision to the Collateral that (a) corrects errors, problems, or defects caused by or resulting from an incorrect functioning of the Collateral, (b) supports new releases of the Collateral made available generally to licensees of Licensors, or (c) provides other updates or corrections.

                                   SECTION 2
                  REPRESENTATIONS AND WARRANTIES OF LICENSORS


2.1 RIGHT TO DEPOSIT. Licensors represent and warrant that they, collectively or individually, have the right to make the Deposit with the Escrow Agent.

2.2 COLLATERAL CORRESPONDS WITH SOURCE CODE. Licensors represent and warrant that the Source Code deposited with the Escrow Agent will at all times be the source code version of the current release of the Collateral.

2.3 USABILITY OF SOURCE CODE. Licensors represent and warrant that the Source Code is and shall be understandable and useable by a trained computer-programming contractor. Licensors further represent and warrant that the Collateral does not involve any proprietary languages or programming components that such a contractor could not reasonably be expected to understand, except to the extent the Deposit contains sufficient commentary to enable such contractor to understand and use such languages or components. Licensors further represent and warrant that the Source Code incudes all of the devices, programming, and documentation necessary for the maintenance of the Collateral by the Licensee upon release of the Source Code pursuant to this Agreement, except for devices, programming, and documentation commercially available to the Licensee on reasonable terms through readily known sources other then the Licensors.


                                   SECTION 3
                         PURPOSE OF AGREEMENT; DEPOSITS

3.1 PURPOSE OF DEPOSITS. The Deposited Materials are intended to provide assurance to Licensee of access to, and right of use thereof, if Licensors cause, suffer or permit an Event of Default as defined in the Loan Agreement. Escrow Agent shall release the materials placed on Deposit in escrow pursuant to this Agreement only in accordance with the terms of this Agreement.

3.2 INITIAL DEPOSIT. Escrow Agent agrees to accept from Licensors, and Licensors agree to deliver the Deposit to Escrow Agent within ten (10) days of the Effective Date. Escrow Agent shall hold the Deposit in accordance with the terms hereof.

3.3 SUBSEQUENT ADDITIONS. Escrow Agent agrees to accept updates from Licensors as part of the Deposit, and Licensors agree to deposit the same within ten (10) days after each Update is made generally available.

3.4 RECEIPTS. Escrow Agent will issue a receipt to Licensors for all material deposited with Escrow Agent, accompanied by a general list or description of the materials so deposited. In the event that an Update or series of Updates supersede a prior version of the Collateral in its entirety, Licensors may require Escrow Agent to return or destroy the materials on deposit representing such prior version of the Collateral by so notifying the Escrow Agent and all Licensee in writing, provided that any such action on the part of the Escrow Agent may not commence until at least one (1) year after the delivery of the Source Code for all Updates that so supersede the prior version of the Collateral.

3.5 NOTIFICATION OF DEPOSITS. Simultaneous with the delivery to Escrow Agent of the Deposit or any Update, as the case may be, Licensors shall deliver to Escrow Agent a written statement specifically identifying all items deposited and stating that the Deposit or any Update, as the case may be, so deposited has been inspected by Licensors and is complete and accurate. Escrow Agent shall, within ten (10) business days of receipt of any Deposit or Update, send notification to Licensors and Licensee that it has received from Licensors such materials.

3.6 CARE REQUIRED OF ESCROW AGENT. Escrow Agent shall exercise reasonable care to protect and safeguard all Deposited Materials delivered pursuant to this Agreement and shall segregate and label such materials according to the date of delivery and any other identifying information supplied by Licensors.

3.7 VERIFICATION AND TESTING. Licensee may appoint either (a) an independent firm of certified public accountants of national reputation (which shall certify for the benefit of Licensors that it does not, and does not intend to, conduct business in competition with Licensors) or (b) an independent, professional computer-programming consultant mutually agreeable to Licensors and Licensee, to inspect, compile, test, and review the Deposit (subject to appropriate undertakings of confidentiality and restrictions on subsequent use or disclosure) at any time, and Escrow Agent shall permit such inspections and testing promptly upon request. Except as otherwise authorized by Licensors (which authorization will no be unreasonably withheld), such inspections and testing shall be conducted at the principal offices of the Escrow Agent.

3.8 ESCROW AGENT'S VERIFICATION SERVICES. Upon receipt of a written request from Licensee, Escrow Agent and Licensee may enter into a separate agreement pursuant to which Escrow Agent will agree, upon certain terms and conditions, to inspect the Deposited Materials for the purpose of verifying their relevance, completeness, currency, accuracy and functionality ("Technical Verification Agreement"). Upon written request from Licensors, Escrow Agent will issue to Licensors a copy of any written technical verification report rendered in connection with such engagement. If Escrow Agent and Licensee enter into such Technical Verification Agreement, Licensors shall reasonably cooperate with Escrow Agent by providing its facilities, computer systems, and technical and support personnel for technical verification whenever reasonably necessary. If requested by Licensee, Licensors shall permit one employee of Licensee to be present at Licensor's facility during any such verification of the Deposit Materials.

3.9 DUPLICATION OF DEPOSITED MATERIALS. Escrow Agent may duplicate the Deposited Materials by any means in order to comply with the terms and provisions of this Agreement, provided that Licensee shall bear the expense of duplication. Alternatively, Fort Knox, by notice to Licensors, may reasonably require Licensors to promptly duplicate the Deposited Materials.

                                   SECTION 4
                                    RELEASE

4.1 RELEASE AT DIRECTION OF LICENSORS. Escrow Agent shall release the Deposited Materials to Licensee in the event Licensors or any of them notify Escrow Agent to effect delivery of the Deposited Materials to Licensee at a specific address, the notification being accompanied by a check payable to Escrow Agent in the amount of one hundred dollars ($100.00). Such delivery shall be made within five (5) business days after receipt of the notification and check specified herein.

4.2 RELEASE UPON OCCURRENCE OF AN EVENT OF DEFAULT. If Licensors or any of them suffer an Event of Default at any time or for any reason, Licensee may notify Escrow Agent of such occurrence (the "Occurrence") in writing and demand release of the Deposited Materials to Licensee, such notice to be accompanied by the following: (a) reliable evidence of such Occurrence; (b) evidence satisfactory to Escrow Agent that Licensee has previously notified Licensors of such Occurrence in writing; (c) specific instructions for delivery of the Deposited Material to the Licensee; and, (d) a check payable to Escrow Agent in the amount of one hundred dollars ($100.00).

         4.2.1 OBJECTION PERIOD. Escrow Agent shall, within five (5) business days after receipt of such notification, send to Licensors a photostatic copy of such notice and accompanying documentation by and form of mail or delivery which results in a receipt for delivery or attempted delivery. Licensors shall have thirty (30) days from the first date on which delivery of such notice is attempted or accomplished ("Objection Period") to notify Escrow Agent of its objection ("Objection Notice") to the release of the Deposited Materials to Licensee and to request that the issue of Licensee's entitlement to a copy of the Deposited Materials be submitted to arbitration in accordance with the provisions of Paragraph 4.3.

         4.2.2 LAPSE OF OBJECTION PERIOD. If, at the end of the Objection Period, Escrow Agent has not received an Objection Notice from Licensors, then Escrow Agent shall promptly deliver the Deposited Materials to Licensee in accordance with the Licensee's instructions upon payment of Escrow Agent's then outstanding fees.

4.3      ARBITRATION.

         4.3.1 PROCEDURE FOR ARBITRATION. If Licensors shall send an Objection Notice to Escrow Agent during the Objection Period, the matter shall be submitted to, and settled by arbitration by, a panel of three (3) arbitrators chosen by the Atlanta Regional Office of the American Arbitration Association in accordance with the rules of the American Arbitration Association; provided, however, that notwithstanding anything in such rules to the contrary, the arbitration panel shall convene hearing on the Objection to release not later than thirty days from the date upon which such objection is received by the Escrow Agent and shall be limited in duration to one (1) day for the presentation of each side's evidence. Post-hearing briefs on the evidence shall not be permitted and the arbitrators shall render their decision within fifteen (days) following conclusion of the hearing. At least one (1) arbitrator shall be reasonably familiar with the computer software industry. The decision of the arbitrators shall be binding and conclusive on all parties involved, and judgment upon their decision may be entered in a court of competent jurisdiction at the request of either party. All costs of the arbitration incurred by Escrow Agent, including reasonable attorneys' fees and costs, shall be paid by the party which does not prevail in the arbitration; provided, however, if the arbitration is settled prior to a decision by the arbitrators, the Licensors and Licensee shall each pay 50% of all such costs.

         4.3.2 ABANDONMENT OF OBJECTION. Licensors may, at any time prior to the commencement of arbitration proceedings, notify Escrow Agent that Licensors have withdrawn the Objection Notice. Upon receipt of any such notice from Licensors, Escrow Agent shall reasonably promptly deliver the Deposit Materials to Licensee in accordance with Licensee's instructions.

4.4 EFFECT OF BANKRUPTCY UNDER U.S. LAW. In the event that Licensors or their representatives reject or terminate the Collateral License Agreement or this Agreement in breach of the provisions thereof or hereof, including as contemplated under Section 365 of the United Bankruptcy Code, it is acknowledged that this Agreement contemplates the manner in which Licensee may retain its rights in the Collateral, including associated Intellectual Property, if Licensee chooses to do so in accordance with Section 365(n) of the Bankruptcy Code. This Agreement serves as a contract supplementary to the Collateral License Agreement and any other license agreement by or among the parties or any two of them, which relates to the Collateral. It is the parties' intent that the rights Licensee shall be entitled to retain shall be of the scope provided in the Collateral License Agreement in all items delivered or required to be delivered under this Agreement. Further, such rights shall be subject to no restriction following an election by Licensors to reject or terminate the Collateral License Agreement or this Agreement. Such rights shall be exclusive and either renewable or perpetual to the extent so provided under the Collateral License Agreement.


                                   SECTION 5
                               FEES AND PAYMENTS

5.1 ESCROW FEES. Licensors and Licensee shall pay to Escrow Agent the applicable fees in accordance with Exhibit A as compensation for Escrow Agent's services under this Agreement. The first year's fees are due upon receipt of the signed contract or Deposit Materials, whichever comes first, and shall be paid in U.S. Dollars.

5.2 PAYMENT. Escrow Agent shall issue an invoice to Licensee following execution of this Agreement ("Initial Invoice"), on the commencement of any Additional Term hereunder, and in connection with the performance of any additional services hereunder. Payment is due upon receipt of invoice. All fees and charges are exclusive of, and Licensee is responsible for the payment of, all sales, use and like taxes. Escrow Agent shall have no obligations under this Agreement until the Initial Invoice has been paid in full by Licensee.

5.3 NONPAYMENT. In the event of non-payment of any fees or charges invoiced by Escrow Agent, Escrow Agent shall give notice of non-payment of any fee due and payable hereunder to the Licensee and, in such an event, the Licensee shall have the right to pay the unpaid fee within ten (10) days after receipt of notice from Escrow Agent. If Licensee fails to pay in full all fees due during such ten (10) day period, Escrow Agent shall give notice of non-payment of any fee due and payable hereunder to Licensors and, in such event, Licensors shall have the right to pay the unpaid fee within ten (10) days of receipt of such notice from Escrow Agent. Upon payment of the unpaid fee by either the Licensors or Licensee, as the case may be, this Agreement shall continue in full force and effect until the end of the applicable term. Failure to pay the unpaid fee under this paragraph by both Licensors and Licensee shall result in termination of this Agreement.


                                   SECTION 6
                   LIMITATION UPON OBLIGATION OF ESCROW AGENT

6.1 LIMITED DUTY OF INQUIRY. Escrow Agent shall not be required to inquire into the truth of any statements or representations contained in any notices, certificates, or other documents required or permitted hereunder, and it may assume that the signatures on any such documents are genuine, that the persons signing on behalf of any party thereto are duly authorized to issue such document, and that all actions necessary to render any such documents binding on any party thereto have been duly undertaken. Without limiting the foregoing, Escrow Agent may in its discretion require from Licensors or Licensee additional documents which it deems to be necessary or appropriate to aid it in the course of performing its obligations hereunder.

6.2 RIGHT TO INTERPLEADER. In the event Escrow Agent receives conflicting demands from Licensors and Licensee respecting the release of the Deposited Material to Licensee hereunder, Escrow Agent may, in its sole discretion, file an Interpleader action with respect thereto in any court of competent jurisdiction and deposit the Source Code with the clerk of the court or withhold release of the Source Code until instructed otherwise by court order. Provided, however, that Escrow Agent may not file interpleader in connection with any matter submitted to arbitration after Escrow Agent's receipt of an Objection Notice from Licensors and the parties under this Agreement submit the matter to such arbitration as described in Section 4 of this Agreement. Any and all costs incurred by Escrow Agent in connection with an interpleader action, including reasonable attorneys' fees and costs, shall be borne 50% by each of Licensors and Licensee.

6.3 RELEASE AND INDEMNIFICATION OF ESCROW AGENT. Licensors severally, and Licensee do hereby (a) release, and agree to indemnify and hold harmless, Escrow Agent from and against any and all liability for losses, damages, and expenses (including attorneys' fees) that may be incurred by it on account of any action taken by Escrow Agent in good faith pursuant to this Agreement, and (b) agree to defend and indemnify Escrow Agent from and against any and all claims, demands, or actions arising out of or resulting from any action taken by Escrow Agent in good faith pursuant to this Agreement.

6.4 LIMITATION OF LIABILITY. Except for gross negligence or willful misconduct, Escrow Agent shall not be liable to Licensors or to Licensee for any act or omission by Escrow Agent in connection with this Agreement. Any liability of Escrow Agent regardless of the cause shall be limited to $500,000. In no event will Escrow Agent be liable for special, indirect, incidental or consequential damages or costs (including legal fees and expenses) arising under this Agreement, even if Escrow Agent has been advised of the possibility of such damages or costs.

6.5 NATURAL DEGENERATION; UPDATED VERSION. The parties acknowledge that as a result of the passage of time alone, the Deposited Materials are susceptible to loss of quality ("Natural Degeneration"). It is further acknowledged that Escrow Agent shall have no liability or responsibility to any person or entity for any Natural Degeneration. For the purpose of reducing the risk of Natural Degeneration, Licensors shall deliver to Escrow Agent a new copy of the Deposit Materials at least once every three years.

                                   SECTION 7
                         INDEPENDENT CONTRACTOR STATUS

Nothing herein shall be construed to create a partnership, joint venture, or agency relationship between or among the parties hereto. Without limiting the generality of the foregoing, Escrow Agent is an independent contractor, and is not an employee or agent of either the Licensors or Licensee.

                                   SECTION 8
                               TERM OF AGREEMENT

8.1 TERM. The term of this Agreement shall commence on the Effective Date hereof and shall continue from year to year until this Agreement is terminated hereunder.

8.2  TERMINATION. This Agreement shall terminate:

         8.2.1 BY CONSENT. By mutual consent of Licensors and all Licensee at any time;

         8.2.2 BY ESCROW AGENT. By Escrow Agent at any time, provided that Escrow Agent has given Licensors and Licensee notice to that effect in writing at least ninety (90) days before the contemplated date of termination, whereupon Licensors shall diligently attempt to identify an independent successor Escrow Agent, reasonably acceptable to all Licensee, who is agreeable to assuming all further obligations of Escrow Agent hereunder;

         8.2.3 AUTOMATICALLY. In the event that the Deposited Material is released to Licensee in accordance with the terms of this Agreement; or thirty (30) days after Licensors or Licensee issue to all other parties hereto a written certificate averring that Licensors severally are no longer subject to any Obligation under the Loan Agreement; provided that such termination shall not occur on such basis if Licensee disputes any such certificate submitted by Licensors by sending Licensors and Escrow Agent notice to that effect in writing within such period.

8.3 EFFECT OF TERMINATION. Upon termination of this Agreement the Deposited Materials shall be delivered to Licensors, except that in the event of termination at the instance solely of the Escrow Agent, such copies shall be delivered to the successor Escrow Agent.

                                   SECTION 9
                                 MISCELLANEOUS

9.1 COMPLIANCE WITH LAWS. The parties hereto agree that they shall comply with all applicable laws and regulations of governmental bodies or agencies in their respective performance of their obligations under this Agreement.

9.2 CONFIDENTIALITY. Escrow Agent will hold and release the Deposited Materials only in accordance with the terms and conditions hereof, and will maintain the confidentiality of the Deposited Materials.

9.3 NO UNDISCLOSED AGENCY; NO ASSIGNMENT. Each party represents that it is acting on it own behalf and is not acting as an agent for or on behalf of any third party; and further agrees that it may not assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto (except that an assignment by any Licensee of such rights requires only the consent of Licensors, and an assignment by Licensors requires only the consent of all Licensee).

9.4 NOTICES. All notices, requests, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and shall be delivered by hand or by commercial overnight delivery service which provides for evidence or receipt, for mailed by certified mail, return receipt requested, postage prepaid. If delivered personally or by commercial overnight delivery service, the date on which the notice, request, instruction or document is delivered shall be the date on which delivery is deemed to be made, and if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date on which delivery is deemed to be made. Any party may change its address for the purpose of this Agreement by notice in writing to the other parties as provided herein.

9.5 GOVERNING LAW. All questions concerning the validity, operation, interpretation, and construction of this Agreement shall be governed by and determined in accordance with the laws of the State of Georgia.

9.6 NO WAIVER. No party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party(ies) of any of the provisions of this Agreement. Further, the waiver by any party of any particular breach of this Agreement by any other party shall not be construed to constitute a continuing waiver of such breach or of any other breaches of the same or other provisions of this Agreement.

9.7 PARTIAL INVALIDITY. If any provision of this Agreement is held illegal, unenforceable, or in conflict with any law of any federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining provisions hereof shall not be affected thereby.

9.8 COMPLETE STATEMENT OF AGREEMENT. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement is the complete and exclusive statement of their agreement with respect to the subject matter hereof, and supersedes all oral or written proposals, understandings, representations, warranties, covenants, and communications between the parties relating hereto. This Agreement is intended by the parties to constitute an agreement completely independent of any other agreement between or among any combination of the parties hereto, whether or not any such other agreement involves the Licensed Program, except to the limited extent necessary to define the scope of Support Services for purposes of this Agreement. The continuing, contingent, or future rights or obligation of any party under any other agreement whatsoever shall not be regarded as necessary or implied consideration for the execution, validity, or performance of this Agreement.

9.9 MULTIPLE COUNTERPARTS. This Agreement may be signed in one or more counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

9.10 REMEDIES. The description of the possible occurrences that would constitute an Event of Default, and the consequences thereof, shall create no presumption that Licensors may or should be permitted to reject or terminate the Collateral License Agreement under applicable law. The parties agree that such a rejection or termination would be highly prejudicial to Licensee's interests, and enforcement of the Agreement will not provide a complete or adequate remedy for the harm to Licensee's interests.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as set forth below.

ESCROW AGENT:                          LICENSEE:
ESCROW SERVICES, INC.                  Lee Enterprises, Incorporated
                                       /s/ George C. Wahlig
--------------------------             ------------------------------

By:                                    By: George C. Wahlig
   -----------------------             Title: Vice President - Finance
Title:                                 400 Putnam Building
      --------------------             215 N. Main Street
2100 Norcross Parkway, Suite 150       Davenport, IA 52801-192
Norcross, GA 30071 USA                 Phone: 319-383-2194
Phone: 1-800-875-5669                  Fax: 319-323-9608
Fax: 1-770-239-9201                    E-mail: greg.schermer@lee.net
E-mail: info@fortknoxescrow.com
                                       Welcome To Search Engine Inc.
LICENSORS:                             /s/ Phil M. Dubois
CityXpress.com Corp.                   -----------------------------
/s/ Phil M. Dubois                     By: Phil M. Dubois
---------------------------------          -------------------------
By: Phil M. Dubois                     Title: President
Title: President and CEO                      ----------------------
200 - 1727 West Broadway
Vancouver, BC V6J4W6
Phone: 604-638-3810
Fax: 604-638-3808
email: pdubois@cityxpress.com

Xceedx Technologies Inc.
/s/ Phil M. Dubois
---------------------------------
By: Phil M. Dubois
    -----------------------------
Title: President
       --------------------------

                                   EXHIBIT A


                                  FEE SCHEDULE


FEES TO BE PAID BY LICENSEE SHALL BE AS FOLLOWS:


         Initialization fee (one time only)                            $ 850
         ($765 for current clients)

         Annual maintenance/storage fee
           Includes two Deposit Material updates                       $1000
           includes one cubic foot of storage space if Licensors is outside North America - $1100/Product

ADDITIONAL SERVICES AVAILABLE:

Additional Updates                                                      $ 150/Product
 (above two per year)

Additional Storage Space                                                $ 150/Cubic foot

Due Only Upon Licensee's or Licensor's
Request for Release of Deposit Materials                                $ 100/Product per Licensee for
                                                                        initial 2 hrs. and $50/hour for
                                                                        each additional hour

Escrow Agent benefits its clients by offering extended services including: software testing & verification, media conversion, document capture & retrieval, image processing, high-speed laser printing, data conversion, information software and IT consultancy.

         Fees due in full, in US dollars, upon receipt of signed contract or deposit material, whichever comes first. Thereafter, fees shall be subject to their current pricing, provided that such prices shall not increase by more than 10% per year. The renewal date for this Agreement will occur on the anniversary of the first invoice. If other currency acceptance is necessary, please contact your Account Manager to make arrangements.

                                   EXHIBIT B


B1.      PRODUCT NAME: XpressWorks SpecialSections
         Version #: 1.1

Prepared and Confirmed by:
                          -----------------------------------------------------

Title:                                                Date:
      ----------------------------------------------       --------------------

Signature:
          ---------------------------------------------------------------------

Type of deposit:   X  Initial Deposit
                  ---
                      Update Deposit to replace current deposits
                  ---
                      Other (please describe)
                  ---                        ----------------------------------

Items Deposited:

   Quantity       Media Type        Description of Material
A)
  ---------       ----------        -------------------------------------------

B)
  ---------       ----------        -------------------------------------------

C)
  ---------       ----------        -------------------------------------------

                        (please copy page as necessary)

[APPENDIX A]